Buenos Aires, October 7, 2016

Messrs.

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Re.: Relevant event. Announcement Regarding Commencement of Mandatory Tender Offer and Voluntary Exchange Offer

Dear Sirs:

In my capacity as Responsible of Market Relations of Petrobras Argentina S.A. (the “Company”), this is to inform Comisión Nacional de Valores (“CNV”) and Mercado de Valores de Buenos Aires that our holding Company, Pampa Energía S.A. (“Pampa”) announces the commencement of the mandatory tender offer and voluntary exchange offer (the “Offer”) directed to all shareholders holding currently issued and outstanding Class “B”, common, book-entry shares of the Company with a nominal value of one peso (AR$1) each and entitled to one vote per share, free and exempt of any liens, pledges or precautionary measures and which are not directly or indirectly owned by the Offeror. The terms and conditions of the Offer are described in the Prospectus published by Pampa at the Financial Information Highway on the CNV´s website and the Market Information Systems, to which we refer.

                                                         Sincerely yours,

_____________________

María Agustina Montes

Responsible of Market Relations